October 7, 2005


Mail Stop 4561

Mr. Thomas E. Hoaglin
Chairman, President, Chief Executive Officer, and Director
Huntington Bancshares Incorporated
21 S. High Street
Columbus, Ohio 43287

Re:	Huntington Bancshares Incorporated
      Form 10-K for Fiscal Year Ended December 31, 2004
      Form 10-Q for Fiscal Quarter Ended March 31, 2005
      Form 10-Q for Fiscal Quarter Ended June 30, 2005
      File No. 0-2525

Dear Mr. Hoaglin:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

							Sincerely,


							Donald A. Walker
Senior Assistant Chief Accountant